EXHIBIT 99.1

Company Contacts:
Tamara A. Seymour	Pete De Spain
CFO and Vice President,	Associate Director,
Finance & Administration	Investor Relations & Corporate Communications
Favrille, Inc.	Favrille, Inc.
(858) 526-8035	(858) 526-2426
tseymour@favrille.com	pdespain@favrille.com

Favrille Reports Positive Data from Phase 2 Clinical Trial of FavId Following Rituxan at
American Society of Hematology Annual Meeting

Implications for Phase 3 registration trial to be discussed at post-ASH data briefing tomorrow

Atlanta and San Diego – Dec. 13, 2005 – Favrille, Inc. (Nasdaq: FVRL), a biopharmaceutical company developing patient-specific immunotherapies for the treatment of cancer, reported positive long-term follow-up data from its Phase 2 clinical trial of FavId® following Rituxan® treatment in patients with follicular B-cell non-Hodgkin’s lymphoma (NHL) today at the American Society of Hematology (ASH) Annual Meeting in Atlanta.

In an oral presentation entitled “Extended Follow-Up and Analysis with Central Radiological Review of Patients Receiving FavId (Id/KLH) Vaccine Following Rituximab,” Omer Koc, M.D., a study principal investigator and Staff Physician, Hematology/Oncology, at the Cleveland Clinic Foundation, reported that the administration of FavId following Rituxan appears to improve response over Rituxan alone and extend time to disease progression (TTP) compared to historical data. The data also compare favorably with previous immunotherapy studies in patients with B-cell NHL that have used chemotherapy to induce remissions.

A total of 103 patients were enrolled in the multi-center, open-label Phase 2 trial, of which 89 had stable disease or a better response to Rituxan and received FavId, including 55 who were relapsed from or refractory to prior treatments and 34 who were treatment-naïve. The Phase 2 trial was closed to enrollment in December 2003.

“The unique design of this trial enables us to evaluate the clinical benefit of FavId when given after Rituxan in several distinct populations, including treatment-naïve and relapsed/refractory patients who attain remission or stable disease with Rituxan,” said Dr. Koc. “The data indicate that this sequential regimen is very well tolerated and has the potential to improve the course of disease in a wide variety of patients with follicular B-cell NHL.”

In particular, treatment-naïve patients who responded to an initial course of Rituxan have demonstrated the longest TTP, with only 17 percent of the patients in this subpopulation (4 of 23) having progressed to date. At a median observation period of approximately 22 months, only 19 percent of the total treatment-naïve population (10 of 35) and 13 percent of the Rituxan-responder population (10 of 44) have progressed. The median TTP of the 23 patients in the chemotherapy relapse population is projected at 24.2 months, compared to published historical data of 10.2 months in a similar population.

The overall clinical response rate in the Phase 2 trial increased from 49 percent at month 3 following Rituxan alone to 65 percent following the initiation of FavId. In addition, 29 percent of patients improved their condition from stable disease to partial response after the initiation of FavId (12 of 42), 5 percent improved from stable disease to complete response (2 of 42) and 21 percent improved from partial response to complete response (9 of 43) for an overall Response Improvement of 27 percent (23 of 85) in the trial.

“The data from this trial are very encouraging, particularly in the treatment-naïve and Rituxan-responder populations,” said John C. Gutheil, M.D., Favrille’s Vice President of Medical Research. “We believe these data support the design of our ongoing Phase 3 registration trial of FavId following Rituxan, which has enrolled a high proportion of treatment-naïve patients and is nearing completion of enrollment.”

Phase 3 Clinical Trial Progress

As of November 30, 2005, Favrille has enrolled 315 eligible patients in its randomized, double-blind, placebo-controlled Phase 3 trial, of which approximately 80 percent are treatment-naïve. The Company initiated the trial in July 2004 and expects to complete enrollment by year end or soon thereafter. Favrille anticipates an analysis of the secondary endpoint of the trial, response improvement, during the fourth quarter of 2006. According to the Company’s Special Protocol Assessment from the Food & Drug Administration, this analysis has the potential to serve as the basis for accelerated approval. The final analysis of the primary endpoint of the trial, TTP, is expected during the second half of 2007.

Post-ASH Data Briefing Details

Favrille will host a post-ASH data briefing at Le Parker Meridien in New York City tomorrow, December 14, 2005, at 4:30 p.m. EST to discuss the Phase 2 data and its implications for the Company’s ongoing Phase 3 clinical trial. Favrille’s management team will be joined by Paul Hamlin, M.D., from the Memorial Sloan-Kettering Cancer Center in New York, and John Timmerman, M.D., from the Division of Hematology & Oncology at the University of California, Los Angeles. To RSVP for the post-ASH data briefing, please contact Katie Compa at (212) 331-7813 or kcompa@weisscommpartners.com. Seating is limited. A live webcast of the event can also be accessed at www.favrille.com. The replay will be available approximately one hour after the presentation and will be archived until January 14, 2006.

About Favrille, Inc.

Favrille, Inc. is a biopharmaceutical company focused on the research, development and commercialization of targeted immunotherapies for the treatment of cancer and other diseases of the immune system. The Company’s lead product candidate, FavId, is based upon unique genetic information extracted from a patient’s tumor. FavId is currently under investigation in a pivotal Phase 3 clinical trial for patients with follicular B-cell NHL and Phase 2 clinical trials in other B-cell NHL indications. The Company is developing additional applications based on its immunotherapy expertise and proprietary cost-effective manufacturing technology, including a second product candidate, FAV-201, for the treatment of T-cell lymphoma.

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Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to Favrille’s product candidates, proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Favrille’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress and timing of clinical trials for FavId, including potential delays in patient enrollment; difficulties or delays in development, testing, manufacturing and marketing FavId or Favrille’s other product candidates; Favrille’s ability to obtain marketing approval for FavId or Favrille’s other product candidates and the timing of any such approvals; risks associated with achieving projected operating metrics and financial performance or the anticipated number of patients using FavId; Favrille’s ability to obtain additional financing to support its operations; and additional risks discussed in Favrille’s filings with the Securities and Exchange Commission. In addition, conclusions regarding the safety and efficacy of Favrille’s product candidates cannot be made until the results of future clinical trials of longer duration in more patients are known. All forward-looking statements are qualified in their entirety by this cautionary statement. Favrille is providing this information as of the date of this release and, except as required by law, does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.